Exhibit 10.28

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of February 2005, by and between Davel Communications, Inc., (the “Corporation”) and Tammy Martin (the “Executive”).

WHEREAS, the Corporation desires to have the Executive provide services to the Corporation as Chief Administrative Officer and General Counsel, having determined that the services of the Executive are of value to the Corporation, and the Executive desires to be employed by the Corporation as Chief Administrative Officer and General Counsel.

WHEREAS, the Corporation and the Executive intend this Agreement to supersede and replace that certain employment agreement between the parties dated on or about February 13, 2004 (the “Previous Agreement”).

NOW THEREFORE, in consideration of the Executive’s performance of the duties set forth herein, and upon the other terms and conditions hereinafter provided, the parties agree as follows:

1.    Employment and Services.

During the term of this Agreement, the Executive shall be employed as Chief Administrative Officer and General Counsel of the Corporation. As Chief Administrative Officer and General Counsel, the Executive shall render administrative and management services to the Corporation such as those that are customarily performed by persons situated in similar executive positions, and such other duties as the Chief Executive Officer (“CEO”) or Chief Administrative Officer (“CAO”), in the CEO’s absence, may from time to time reasonably direct. As an employee of the Corporation, the Executive shall report directly to the CEO of the Corporation or, in the CEO’s absence, to the CAO, or to such other person as the CEO or Board of Directors may reasonably direct.

2.    Term of Agreement.

The term of this Agreement shall continue for a period of fourteen (14) months beginning February 1, 2005 and ending March 31, 2006 (the “Term”). This Agreement may be renewed at the Expiration of the Term upon mutual written agreement of the parties.

3.    Obligations of the Executive.,
The Executive agrees to devote his best efforts and substantially all of his business time to the business and affairs of the Corporation, and to discharge his responsibilities herein. The Executive may serve on corporate (up to two), civic or charitable boards or committees and may manage personal investments, so long as such activities do not interfere in any material respect with the performance of his responsibilities hereunder.

4.    Compensation.

a.
Salary. During the Term of this Agreement, the Corporation shall pay the Executive a salary of $186,295 per annum, which shall be paid at regular intervals (no less often than monthly) in accordance with the Corporation’s normal payroll practices.

b.
Benefit and Incentive Compensation Plans. The Executive shall be entitled to participate in any plan of the Corporation relating to incentive compensation, pension, deferred compensation, profit-sharing, stock purchase, group life insurance, medical insurance or other retirement or employee benefits that the Corporation may then have in force for the benefit of its Executive employees, and for which he is otherwise eligible. At a minimum, the Corporation shall provide Executive with family medical insurance, long-term disability insurance, and family dental insurance. In the event the Corporation institutes a stock option plan for its executives, Executive shall be eligible to participate in such plan at levels consistent with other senior level executive employees.

c.
Expense Reimbursement. In addition to the compensation provided to the Executive pursuant to subparagraphs (a) and (b) above, and upon receipt of proper documentation consistent with the Corporation’s practices, the Corporation agrees to reimburse the Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses. The Corporation shall also reimburse Executive for the reasonable cost of Executive’s monthly cellular telephone expenses for corporate related calls.

5.    Vacations.

The Executive shall be entitled to an annual paid vacation in accordance with the Corporation’s policies. The timing of vacations shall be scheduled at a time mutually agreed upon between the Executive and the CEO, but in no event shall the Executive take more than two weeks of vacation at any one time. In the event the Executive has any unused vacation at the expiration of the Term of this Agreement the Executive shall not be entitled to receive any cash compensation for his unused vacation time.

6.    Termination of Employment.

a.
The Executive’s employment under this Agreement may be terminated by the Corporation for Cause, as hereinafter defined. In the event this Agreement is terminated by the Corporation other than for Cause the Executive shall be entitled to receive:

(i)	Severance compensation in accordance with Section 4 (a) of this Agreement for the remaining Term of this Agreement, or for a period equal to six months, whichever is greater; and

(ii)	Any other benefits provided under the terms of this Agreement for the remaining Term.

(iii)
In the event the Executive is requested by the Corporation to relocate his primary residence more than fifty miles from his current residence, and Executive is unwilling or unable to do so, and as a result Executive’s employment is terminated by the Corporation, such termination shall be deemed other than for Cause and Executive shall be entitled to the benefits set forth in this Section 6 (a) (i) and (ii) above.

(iv)	The severance compensation paid in accordance with Section 6 (a) (i) shall be paid in lieu of any other severance benefits offered by the Corporation.

b.
The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for Cause shall include termination as a result of the (a) Executive’s fraud or dishonesty in the course of Executive’s employment with the Corporation, (b) gross negligence or willful misconduct committed by Executive in the course of Executive’s employment with the Corporation which has or might reasonably be expected to have a material adverse effect upon the business or operations of the Corporation, (c) breach of fiduciary duty involving personal profit, (d) intentional failure to perform stated duties, (e) conviction of a felony or other crime of moral turpitude in the course of employment (e.g. fraud, theft, embezzlement and the like), (f) habitual and excessive use of alcohol or controlled substances other than for therapeutic reasons, or (g) Executive’s material breach of any provision of this Agreement.

c.
This Agreement may be voluntarily terminated by the Executive at any time upon ninety (90) days’ written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the CEO of the Corporation. In the event of such termination, the Corporation shall be obligated only to continue to pay the Executive his salary up to the date of termination and those retirement and/or employee benefits which have been earned or become payable up to the date of termination.

d.
If the Executive’s employment terminates by reason of the Executive’s Disability, as defined in Paragraph 7, the Corporation shall pay the Executive any benefits which pursuant to the terms of any compensation or benefit plan have been earned and have become payable but which have not yet been paid to the Executive, together with a pro rata portion of any additional compensation that the Executive would have been entitled to receive in respect of the year in which the Executive’s date of termination occurs had he continued in employment until the end of such calendar year; however, there shall be no incentive bonus payable with respect to the year during which Executive’s employment is terminated.

7.    Disability.

Executive shall be deemed to be disabled and the Corporation may terminate this Agreement if Executive shall, as a result of such Disability, fail to perform the duties hereunder for any 90 days during a consecutive 120-day period. The Corporation may terminate the Executive’s employment after having established his Disability, which results in the Executive becoming eligible for long-term disability benefits. For purposes of this Agreement, “Disability” means a physical or mental infirmity, which prevents the Executive from performing the essential functions of his position under this Agreement. In the event the Executive’s employment is terminated by reason of Disability, he shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to the establishment of the Executive’s Disability during which is unable to work due to a physical or mental infirmity.

8.     Non-Solicitation and Non-Competition.
a.	The Executive agrees that during the term of this Agreement, and for three years thereafter, he will not directly or indirectly:

(i)	Solicit, divert or take away any of the customers, business or patronage of the Corporation or its subsidiaries or affiliates; or

(ii)	Induce or attempt to influence any employee of the Corporation or its subsidiaries or affiliates to terminate his or her employment therewith.

b.
Executive agrees that during the term hereof and for any period thereafter during which the Executive is receiving severance or other compensation from the Corporation, Executive shall not compete with the Corporation, on behalf of himself or any other person, firm, business or corporation, as follows: he shall not directly or indirectly (i) engage in the pay telephone business; or (ii) request or instigate any account or customer of the Corporation to withdraw, diminish, curtail or cancel any of its business with the Corporation.

c.
In the event of a breach or threatened breach of the Executive of the provisions of this Paragraph 8, the Corporation, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

9.    Successors; Binding Agreement.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns. This Agreement and all rights of the Corporation hereunder shall inure to the benefit of and be enforceable by its successors and permitted assigns.

10.    No Assignments.

This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

11.    Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage repaid, to the following addresses or to such other address as either party may designate by like notice.

a.	If to the Corporation, to:

Davel Communications, Inc.
200 Public Square
Suite 700
Cleveland, OH 44114
Attention: Chief Executive Officer

b.	If to the Executive, to:

Tammy Martin
2311 S. Overlook Road
Cleveland Heights, OH 44106

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

12.    Amendments.

No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

13.    Paragraph Headings.

The Paragraph Headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.    Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

15.    Governing Law.

This Agreement shall, except to the extent that Federal law shall be deemed to preempt it, be governed by and construed and enforced in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of February, 2005.

Executive	Davel Communications, Inc.

/s/ Tammy L. Martin	/s/ Geoffrey B. Amend

Tammy Martin	Geoffrey B. Amend, Executive Vice President